FOR IMMEDIATE RELEASE

AT JOHNSON OUTDOORS:
Paul A. Lehmann Chief Financial Officer 262-631-6600	Cynthia Georgeson Corporate Communication 262-631-6600	Leslie Loyet Financial Relations Board 312-640-6672

JOHNSON OUTDOORS INC. REPORTS
SECOND-QUARTER 2004 RESULTS

Racine, Wisconsin, April 29, 2004…….Johnson Outdoors Inc. (Nasdaq: JOUT) today announced increased net sales, operating profits and earnings for the fiscal quarter ended April 2, 2004. Gains were attributable to continued strong top-line and bottom-line performances in fiscal 2004 by the Motors and Outdoor Equipment Group segments. Continued unusually high volume in military sales accounted for the reported growth in Outdoor Equipment. Diving benefited from favorable currency exchange which added to a modest sales increase, and minimized a slide in that segment’s profitability. Watercraft operations posted losses for the third consecutive reporting period.

Total net sales for the second quarter were $95.6 million, a 14.8% increase over the same quarter last year due to significant revenue gains in the Motors and Outdoor Equipment segments. New product performance and channel growth across all sectors drove increased sales in Motors, while Military sales grew 54.3% versus the same period last year resulting in the reported gains in Outdoor Equipment. Operating profit for the quarter grew 41.8% compared with the prior year ($8.7 million versus $6.1 million respectively) driven by double-digit profit growth in Motors (75.0%) and Outdoor Equipment (46.5%). Profit sagged in the Diving segment (down 2.9% versus the prior year) and Watercraft posted an operating loss for the third consecutive reporting period (-$2.1 million). Net income in the second quarter was $4.8 million (earnings per diluted share of $0.55) compared with $4.3 million (earnings per diluted share of $0.50) in the prior year period.

“Consumer response is the truest measure of the health of our markets, and whether we have turned consumer insight into winning products. We will get a clear picture of both in the consumer retail season which kicks into high gear in the third quarter” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “We have good momentum heading into this important period; however, two businesses continue to face challenges. Diving is struggling with a soft market where the pace of recovery is uncertain; and, investments in Watercraft have yet to benefit the bottom-line. Portfolio diversity is a key asset, and more focus is needed to ensure greater consistency and balance in profitability across our businesses.”

Year-To-Date
Total net sales for the first six months of 2004 were $158.5 million, up 14.7% versus the prior year's six-month period. Operating profit was $10.0 million, a 59.5% increase over the same six-months last year. Net income year to date was $5.0 million (earnings per diluted share of $0.57) compared with $4.0 million (earnings per diluted share of $0.47) in the prior period.

Financial Highlights
The Company reported debt-to-total-capital of 30.3% reflecting a six percentage point improvement from a year ago. The increase in accounts receivable ($9.1 million) was the result of higher sales and a favorable currency impact of $2.5 million. The build in working capital and inventory levels was consistent with the period leading into the Company’s third fiscal quarter peak selling season. Gross profit grew in large part due to successful new product introductions and efficiency improvements.

“On the balance sheet, things remain positive,” commented Paul Lehmann, Vice President and Chief Financial Officer. “Working capital has peaked, so cash balances should begin to build over the remainder of the year, and our debt ratio has dropped to the lowest level in our history.”

Webcast

Johnson Outdoors will hold its quarterly conference call on April 29, 2004 at 11:00 a.m. Eastern Time. The call will be webcast at www.johnsonoutdoors.com and www.fulldisclosure.com.  A replay will be available on both web sites for at least 30 days, and by telephone through May 6, 2004 by dialing 877-519-4471 or 973-341-3080 and providing confirmation code 4718325.

About Johnson Outdoors Inc.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Motors, Diving and Outdoor Equipment. Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™, Necky® and Dimension® kayaks; Minn Kota® motors; SCUBAPRO® and SnorkelPro; UWATEC® dive equipment; and, Eureka!® tents. The company has 24 locations around the world, employs 1,400 people and reported annual sales of $315.9 million in 2003.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; unanticipated issues related to the Company’s military tent business; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outstanding litigation matters; and adverse weather conditions.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

— Financial Tables Follow –

JOHNSON OUTDOORS INC. AND SUBSIDIARIES

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	April 2 2004	March 28 2003	April 2 2004	March 28 2003
Operating Results
Net sales	$95,595	$83,265	$158,536	$138,160
Cost of sales	53,316	47,072	89,287	78,284

Gross profit	42,279	36,193	69,249	59,876
Operating expenses	33,593	30,069	59,218	53,586

Operating profit	8,686	6,124	10,031	6,290
Interest expense, net	980	1,114	2,184	2,132
Other (income) expense, net	68	(2,115)	(53)	(2,471)

Income before income taxes	7,638	7,125	7,900	6,629
Income tax expense	2,842	2,828	2,944	2,612

Net income	$4,796	$4,297	$4,956	$4,017

Basic earnings per common share	$0.56	$0.51	$0.58	$0.48
Diluted earnings per common share	$0.55	$0.50	$0.57	$0.47

Diluted average common shares outstanding	8,766	8,561	8,732	8,525

Segment Results
Net sales:
Motors	$31,883	$27,331	$49,892	$42,337
Outdoor equipment	24,170	18,820	39,972	30,710
Watercraft	19,693	19,949	32,133	31,858
Diving	20,048	17,686	36,990	34,161
Other/eliminations	(199)	(521)	(451)	(906)

Total	$95,595	$83,265	$158,536	$138,160

Operating profit (loss):
Motors	$7,517	$4,296	$10,556	$5,873
Outdoor equipment	4,451	3,038	6,932	4,440
Watercraft	(2,062)	(1,111)	(5,573)	(3,040)
Diving	3,065	3,157	4,750	5,183
Other/eliminations	(4,285)	(3,256)	(6,634)	(6,166)

Total	$8,686	$6,124	$10,031	$6,290

Balance Sheet Information (End of Period)
Cash and short-term investments			$36,241	$44,821
Accounts receivable, net			80,646	71,520
Inventories, net			67,746	62,655
Total current assets			198,608	190,226
Total assets			281,410	271,293
Short-term debt			15,755	9,538
Total current liabilities			69,329	61,010
Long-term debt			51,365	68,488
Shareholders' equity			154,087	136,196